Exhibit 3

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), is dated as of August 2, 2017, by and between SIERRA WIRELESS, INC., a Canadian corporation (“Parent”), and Gwynedd Resources Ltd. (“Shareholder”).

WHEREAS, in connection with Parent and Wireless Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Numerex Corp., a Pennsylvania corporation (the “Company”), Parent has requested Shareholder, and Shareholder has agreed, to enter into this Agreement with respect to all shares of Class A Common Stock, no par value per share, of the Company (the “Company Common Stock”) that Shareholder beneficially owns (such shares, together with all other shares of Company Common Stock acquired (whether beneficially or of record) by Shareholder after the date hereof and prior to the earlier of the Effective Time (as defined in the Merger Agreement) and the Termination Date (but excluding any shares of the Company sold or transferred on or after the date hereof in compliance with Section 4.01(b)), the “Shares”);

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement; and

WHEREAS, Shareholder acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Shareholder set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

VOTING AGREEMENT

Section 1.01 Voting Agreement. During the term of this Agreement, Shareholder hereby agrees to vote or, as applicable, cause or direct to be voted, all Shares at the time of any vote (A) to approve and adopt the Merger Agreement and the Merger and in favor of the Company Shareholder Advisory Vote at the Company Shareholder Meeting, and at any adjournment or postponement thereof, at which such Merger Agreement is submitted for the consideration and vote of the shareholders of the Company and (B) against (i) any Acquisition Proposal and (ii) any other action, agreement or transaction that would reasonably be expected to materially impede, interfere with, delay or postpone the Merger or any other transaction contemplated in the Merger Agreement; provided, that each of Shareholder’s voting obligation set forth in this Section 1.01 and Shareholder’s appointment of Parent as its proxy and attorney-in-fact pursuant to Section 1.02(a) will be suspended for so long as the Company’s board of directors is not recommending that shareholders of the Company vote in favor of the Merger. For the avoidance of doubt, each of Shareholder’s voting obligation set forth in this Section 1.01 and Shareholder’s appointment of Parent as its proxy and attorney-in-fact pursuant to Section 1.02(a) will be in full force at any time that the Company’s board of directors is recommending that shareholders of the Company vote in favor of the Merger. Shareholder hereby revokes any and all previous proxies or powers of attorney granted with respect to the Shares. Notwithstanding anything in this Agreement to the contrary, except as specifically set forth in this Agreement, each Shareholder will continue to hold and shall have the right to exercise all voting rights related to such Shareholder’s Shares.

Section 1.02 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Shareholder hereby irrevocably appoints Parent as its proxy and attorney-in-fact (with full power of substitution), to vote or, as applicable, cause or direct to be voted (including by proxy, if applicable), the Shares in accordance with Section 1.01 above at the Company Shareholder Meeting, including any adjournment or postponement thereof, at which any of the matters described in Section 1.01 above is to be considered, in each case prior to the Termination Date; provided, however, that such irrevocable proxy shall be effective (automatically and without any further action by any of the parties hereto) only upon written notice from Parent to Shareholder no later than five (5) business days prior to the Company Shareholder Meeting notifying Shareholder of Parent’s election to effect the proxy described in this Section 1.02 (the “Parent Proxy Election”), it being understood that Shareholder may exercise voting rights in the ordinary course prior to such notice in a manner consistent with Section 1.01. Shareholder represents that all proxies, powers of attorney, instructions or other requests given by Shareholder prior to the execution of this Agreement in respect of the voting of any of the Shares, if any, are not irrevocable. Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b) Shareholder affirms that, if the Parent Proxy Election is made pursuant to Section 1.02(a), such irrevocable proxy is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder further affirms that such irrevocable proxy is coupled with an interest and is intended to be irrevocable during the term of this Agreement. If for any reason any proxy granted herein is not irrevocable, then Shareholder agrees to vote the Shares in accordance with Section 1.01 above. The parties hereto agree that the foregoing is a voting agreement.

(c) The proxy granted by each Shareholder in this Section 1.02 shall automatically terminate without any further action required by any person upon termination of the Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to Parent that:

Section 2.01 Authorization. This Agreement has been duly and validly authorized, executed and delivered by Shareholder, constitutes a valid and binding obligation and agreement of Shareholder and is enforceable against Shareholder in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. Assuming the due authorization, execution and delivery hereby by Parent, this Agreement constitutes a valid and binding agreement of Shareholder.

Section 2.02 No Conflicts.

(a) No authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Shareholder; and

(b) None of the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby or compliance by the Shareholder with any of the provisions hereof shall (i) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of the Shares or its assets may be bound or (ii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to materially impair the Shareholder’s ability to perform his obligations under this Agreement. There is no legal or administrative proceeding, claim, suit or action pending against Shareholder or, to the knowledge of Shareholder, threatened against Shareholder or any other person that, currently or if successful, materially impairs or would reasonably be expected to materially impair the Shareholder’s ability to perform his obligations under this Agreement.

Section 2.03 Ownership of Shares. Other than as disclosed on the signature page hereto, Shareholder has (except as otherwise permitted by this Agreement, including in connection with the Permitted Transfer of any Shares), sole voting power and sole dispositive power with respect to the Shares, free and clear of any Encumbrance and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares), except pursuant to applicable federal securities laws. None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

Section 2.04 Total Shares. Except for the Shares set forth on the signature page hereto and except for any Company Options, Warrants, Company RSUs and Company SARs held by Shareholder, as of the date hereof, Shareholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) Company Options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 2.05 Power to Vote the Shares. Other than as disclosed on the signature page hereto, Shareholder has, and will have as of the record date of the Company Shareholder Meeting, the power to vote 2,947,280 shares of Company Common Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Shareholder:

Section 3.01 Organization; Authority; Execution and Delivery; Enforceability. Parent is duly organized, validly existing and in good standing under the laws of Canada. The execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated by this Agreement and the compliance by Parent with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and its governing body or stockholders, as applicable, and no other corporate proceedings on the part of Parent (or its governing body or stockholders, as applicable) are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the transactions contemplated by this Agreement. Parent has all requisite corporate power and authority to execute and deliver this Agreement (and each person (used herein as defined in the Merger Agreement) executing this Agreement on behalf of Parent has full power, authority and capacity to execute and deliver this Agreement on behalf of Parent and to thereby bind Parent), to consummate the transactions contemplated by this Agreement and to comply with the provisions of this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming due authorization (in the case of each Stockholder that is not a natural person), execution and delivery by each Stockholder, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity.

ARTICLE IV

COVENANTS OF SHAREHOLDER

During the term of this Agreement, Shareholder hereby covenants and agrees that:

Section 4.01 No Proxies for or Encumbrances on Shares.

(a) Except pursuant to and in furtherance of the terms of this Agreement (including pursuant to Section 4.01(b)) or as disclosed on the signature page hereto, Shareholder shall not during the term of this Agreement, directly or indirectly, without the prior written consent of Parent, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares other than voting in the ordinary course in a manner consistent with Section 1.01, (ii) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Shares, or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case, involving any Shares that grants or has the effect of granting a third party the right to vote or direct the voting of such Shares, or (iii) knowingly take any action that would have the effect of preventing or delaying Shareholder from performing any of its obligations under this Agreement. For the avoidance of doubt, the fact that the Shares are held in a margin account shall not be deemed a violation of this Section 4.01 or Article II.

(b) Any Shareholder that effects a Transfer of any Shares to a Permitted Transferee of such Shareholder shall cause each such Permitted Transferee to execute a signature page to this Agreement and deliver the same to the Parent, pursuant to which such Permitted Transferee agrees to be a “Shareholder” pursuant to this Agreement with respect to such Shares that are the subject of such Transfer (such Transfer, a “Permitted Transfer”). “Permitted Transferee” means, with respect to any Shareholder, (A) any other Shareholder, (B) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Shareholder, (C) any trust, the trustees of which include only the persons named in clauses (A) or (B) and the beneficiaries of which include only the persons named in clauses (A) or (B), (D) any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which include only the persons named in clauses (A) or (B), (E) if such Shareholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust, or (F) to any person by will, for estate or tax planning purposes, for charitable purposes or as charitable gifts or donations. Transfers of Shares to Permitted Transferees made pursuant to this Section 4.01(b) shall not be a breach of this Agreement.

Section 4.02 Other Offers. Shareholder shall not (i) solicit, initiate or knowingly encourage or knowingly facilitate any Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to the consummation of any Acquisition Proposal, or (ii) enter into or otherwise participate in any discussions or negotiations regarding, or furnish any material non-public information relating to the Company or any Company Subsidiary in connection with an Acquisition Proposal; provided, however, that notwithstanding the foregoing, Shareholder may take any actions to the extent the Company is permitted to take such actions under Section 6.4(d) of the Merger Agreement and nothing herein shall limit or affect any action of Shareholder taken in such Shareholder’s capacity as an officer or director of the Company.

Section 4.03 Appraisal Rights. Subject to the terms of this Agreement, Shareholder irrevocably waives and agrees not to exercise any rights to demand appraisal of any Shares which may arise with respect to the Merger or dissent from the Merger.

Section 4.04 Proxy Statement. Shareholder hereby agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), Shareholder’s identity and beneficial ownership of the Shares or other equity interests of the Company and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement to the extent required by Applicable Law.

Section 4.05 Acquisition of Additional Shares. During the term of this Agreement, Shareholder shall notify Parent promptly in writing of the direct or indirect acquisition of record or beneficial ownership of additional shares of Company Common Stock after the date hereof, if any, all of which shall be considered Shares and be subject to the terms of this Agreement as though owned by Shareholder on the date hereof.

ARTICLE V

MISCELLANEOUS

Section 5.01 Further Assurances. Parent and Shareholder shall each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law, to perform each party’s respective obligations under this Agreement.

Section 5.02 Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate without any further action required by any person upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms; (b) the Company has entered into an effective and definitive agreement with respect to a Superior Proposal; (c) the time Company Shareholder Approval has been obtained; and (d) except as otherwise permitted pursuant to the Merger Agreement, the making of any material change, by amendment, waiver or other modification to any provision of the Merger Agreement that decreases the amount or changes the form of the consideration to the shareholders of the Company. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement.

Section 5.03 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, other than as permitted by Section 4.01(b), neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

Section 5.05 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York, without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 5.06 Specific Performance. Each party acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to the parties, each party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.

Section 5.07 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received (by electronic communication, facsimile or otherwise) a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 5.08 Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 5.09 Capacity. Shareholder is signing this Agreement solely in Shareholder’s capacity as a shareholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect any actions taken, or required or permitted to be taken, by Shareholder or any Affiliate, employee, designee or Representative of Shareholder or any of its Affiliates in any other capacity, including, if applicable, as an officer or director of the Company or any of the Company Subsidiaries, including to disclose information acquired solely in such Shareholder’s capacity as a director or officer of the Company, and any actions taken (whatsoever), or failure to take any actions (whatsoever), by such Shareholder in such capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement.

Section 5.10 Non-Recourse. Each party to this Agreement enters into this Agreement solely on its own behalf, the obligations each Shareholder under this Agreement are several (with respect to itself) and not joint with the obligations of any other Shareholder and each such party shall be liable, severally and not jointly, solely for any breaches of this Agreement by such party and in no event shall any party be liable for breaches of this Agreement by any other party hereto. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 5.11 No Agreement Until Executed. Irrespective of negotiations among the parties of drafts of this Agreement, this Agreement shall not constitute or be deemed to be evidence of a Contract between the parties hereto unless and until this Agreement and the Merger Agreement is executed by all parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

SIERRA WIRELESS, INC.

By:	/s/ Jason Cohenour
	Name:	Jason Cohenour
	Title:	President and Chief Executive Officer

GWYNEDD RESOURCES LTD.

By:	/s/ Maria E. Nicolaides
	Name:	Maria E. Nicolaides
	Title:	President

Class of Stock	Shares Owned
Class A Common Stock	2,947,280

Disclosure with respect to Section 2.03: On July 12, 2007, Shareholder entered into agreements with The Haverford Trust Company (“HT”) with respect to a margin account including, inter alia, (1) Credit Agreement and Disclosure and (2) Commercial Pledge and Security Agreement (collectively the “HT Loan Agreements”). The HT Loan Agreements provide Shareholder with a credit line of up to U.S. $5,000,000. Shareholder has deposited 3,207,280 Shares with HT as security for the margin loan and HT has a general lien on such Shares. Pursuant to the HT Agreements and applicable law, upon default by Shareholder, HT may sell any or all of such Shares to satisfy obligations owed to HT.

Disclosure with respect to Section 2.05: Shareholder may transfer up to an aggregate of 40,000 Shares following the execution of this Agreement.

[Voting Agreement Signature Page]